Exhibit 99.1

Revance Therapeutics Expands Leadership Team, Appointing Todd Zavodnick Chief Commercial Officer and President, Aesthetics & Therapeutics
NEWARK, Calif.--(BUSINESS WIRE)-- Revance Therapeutics, Inc. (NASDAQ:RVNC), a biotechnology company developing botulinum toxin products for use in treating aesthetic and therapeutic conditions, today announced the expansion of its executive leadership team with the appointment of Todd Zavodnick as Chief Commercial Officer and President, Aesthetics & Therapeutics. Mr. Zavodnick will report to President and Chief Executive Officer, Dan Browne, and will lead the company's commercial operations along with the launch of DaxibotulinumtoxinA for Injection (RT002), Revance's innovative lead drug candidate, with the potential to offer best-in-class aesthetic and therapeutic outcomes including higher response rates and longer duration of effect.
"Todd brings an exemplary track record gained through his global leadership roles at ZELTIQ, Galderma and Alcon, showing significant capability to spearhead both domestic and international organizations in creating world-class aesthetic and therapeutic product franchises," said Revance President and Chief Executive Officer, Dan Browne. "He has proven skills in leading commercial organizations, building brand loyalty and driving both revenues and profitability, all while fostering a high-performing organization. We are pleased to have an experienced industry leader joining our executive team who can build a strong commercial infrastructure commensurate with the breakthrough potential of RT002."
Mr. Zavodnick joins Revance from ZELTIQ* Aesthetics, Inc., developer and marketer of the #1 non-invasive fat-reduction procedure known as CoolSculpting*, where he was President of International prior to the company's acquisition by Allergan plc on April 28, 2017. Under his leadership, ZELTIQ's international net revenues grew double digits from the time he joined ZELTIQ through the company sale. Previously, he served in leadership roles at Galderma Laboratories, most recently as President and General Manager, North America generating $1.2 billion in sales and earlier led the integration of the Valeant aesthetics business into Galderma. Prior to this, Mr. Zavodnick managed a successful 14-year career at Alcon Laboratories in a series of ascending sales and marketing positions both domestically and internationally, ultimately serving as President of Alcon China and Mongolia.
Mr. Zavodnick holds a Master of Business Administration from The University of Texas at Dallas and a Bachelor of Science in Pharmacy from Rutgers University. He currently serves on the Board of Directors for NovaBay Pharmaceuticals (NYSE: NBY), Inc. and the Children's Skin Disease Foundation.
"Revance has worked diligently to assemble a robust and expanding set of clinical data to support the differentiation of RT002 injectable, most importantly high response rates, long duration of effect, and a better patient experience than current commercially available products," said Mr. Zavodnick. "Based on my global experience, and speaking with many physicians skilled in the use of today's short-acting neurotoxins, I truly believe RT002 has the potential to disrupt the neuromodulator market. This requires a new approach and new thinking on commercialization, and I am very excited to work with an innovative team laser-focused on physician perspectives and improving patient satisfaction. I am looking forward to the opportunity to build a powerful new global neuromodulator brand for Revance."
In connection with Mr. Zavodnick's employment agreement as Chief Commercial Officer and President, Aesthetics & Therapeutics of Revance, the Compensation Committee of Revance's Board of Directors has approved the grant of inducement awards pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules. Mr. Zavodnick's inducement awards consist of a stock option to purchase 35,000 shares of Revance common stock and 95,000 shares of restricted Revance common stock. Mr. Zavodnick's options will vest over a period of four years, with 25% vesting on the first anniversary of his first day of employment with Revance and the balance vesting each month over the remaining three years. Mr. Zavodnick's restricted stock will vest over a period of four years starting October 15, 2017, with 25% vesting on the annual anniversary. These awards are subject to the terms and conditions of Revance's Amended and Restated 2014 Inducement Plan, as adopted by the Revance Board of Directors on December 11, 2015. These awards are effective on Mr. Zavodnick's first day of employment with Revance, anticipated to be September 18, 2017, and the exercise price of the options will be closing price of Revance common stock on the NASDAQ Global Market on that date.

About Revance Therapeutics, Inc.
Revance, a Silicon Valley-based biotechnology company, is committed to the advancement of remarkable science. The company is developing a portfolio of products for aesthetic medicine and underserved therapeutic specialties, including dermatology, orthopedics and neurology. Revance's science is based upon a proprietary peptide technology, which when combined with active drug molecules, may help address current unmet needs. Revance's initial focus is on developing daxibotulinumtoxinA, the company's highly purified botulinum toxin, for a broad spectrum of aesthetic and therapeutic indications, including facial wrinkles and muscle movement disorders.
The company's lead drug candidate, DaxibotulinumtoxinA for Injection (RT002), is currently in development for the treatment of glabellar lines, cervical dystonia and plantar fasciitis with the potential to be the first long-acting neuromodulator. The company holds worldwide rights for all indications of RT002 injectable and RT001 topical and the pharmaceutical uses of its proprietary peptide technology platform. More information on Revance may be found at www.revance.com.
"Revance Therapeutics" and the Revance logo are registered trademarks of Revance Therapeutics, Inc.
*ZELTIQ and CoolSculpting are registered trademarks of ZELTIQ Aesthetics, Inc.

Contacts:

Investors:
Revance Therapeutics
Jeanie Herbert, 714-325-3584
jherbert@revance.com
or
Burns McClellan
Ami Bavishi, 212-213-0006
abavishi@burnsmc.com
or
Trade Media:
Nadine Tosk, 504-453-8344
nadinepr@gmail.com